Filed Pursuant to Rule 433

Registration Statement No. 333-162227

November 8, 2011

AmerisourceBergen Corporation

3.500% Senior Notes Due 2021

Pricing Term Sheet

Issuer:	AmerisourceBergen Corporation

Security Description:	3.500% Senior Notes due 2021

Format:	SEC Registered

Principal Amount:	$500,000,000

Coupon:	3.500%

Maturity:	November 15, 2021

Offering Price:	99.858%

Yield to Maturity:	3.517%

Spread to Treasury:	+ 150 basis points

Benchmark Treasury Issue:	2.125% due 8/15/2021

Benchmark Treasury Price:	100-30+

Benchmark Treasury Yield:	2.017%

Ratings:	Baa2 (Moody’s) / A- (S&P)

Interest Pay Dates:	May 15 and November 15

Beginning:	May 15, 2012

Optional Redemption:	Make-whole call at T+25 basis points Par call on or after August 15, 2021

Change of Control Triggering Event Put:	101% of principal amount plus accrued interest to the date of purchase

Trade Date:	November 8, 2011

Settlement Date:	November 14, 2011 (T+3)

CUSIP:	03073EAJ4

ISIN:	US03073EAJ47

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc. Deutsche Bank Securities Inc. Goldman, Sachs & Co. Mizuho Securities USA Inc. PNC Capital Markets LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement, including a prospectus dated September 30, 2009 (Registration Statement No. 333-162227), and a preliminary prospectus supplement dated November 8, 2011 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897